Exhibit 99.2

Date:	October 7, 2011

To:	CommunityONE Employees

From:	Larry Campbell, Bob Reid and Brian Simpson

Re:	Regulatory Approval

We are pleased to announce that FNB United Corp. has received approval from the Federal Reserve Bank of Richmond to acquire Bank of Granite Corporation, and CommunityONE has received approval from the OCC of its capital restoration plan and its debt settlement plan with SunTrust Bank. In addition, the proposed management team has received clearance from the Federal Reserve to assume their new positions with the company. All of these approvals were required in order to complete the company’s proposed $310 million capital raise and the proposed acquisition of Bank of Granite.

The merger and recapitalization remain subject to approval by FNB shareholders and Bank of Granite stockholders, who were issued a joint proxy statement in September. The Bank of Granite Corporation’s special meeting of stockholders is scheduled for Tuesday, October 18, 2011 and the FNB United Corp. annual meeting of shareholders is scheduled for Wednesday, October 19, 2011.

This is exciting news for our company, and we look forward to providing you with additional updates soon. In the meantime, please continue to submit your feedback using the Service Requests feature located on the home page of Jack or by sending an e-mail to the new merger mailbox at Merger@MyYesBank.com.

Additional Information and Where to Find It

FNB United Corp. has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, including a joint proxy statement/prospectus, in connection with the proposed merger, recapitalization and related matters. The joint proxy statement/prospectus, which has been sent or given to the shareholders of FNB United Corp., contains important information. Before making any voting decision, shareholders of FNB United Corp. are urged to read the joint proxy statement/prospectus carefully and in its entirety because it contains important information about the merger, recapitalization and related matters. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by FNB United Corp. with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders will be able to obtain free copies of the joint proxy statement/prospectus by contacting Phoenix Advisory Partners, FNB United’s proxy solicitor, at 110 Wall Street, 27th Floor, New York, NY 10005; telephone number (866) 304-2061 (for shareholders) or (212) 493-3910 (for banks and brokers).